Exhibit 99.1

Allied Nevada Reports Expansion of Main Mineralized Zones at Hasbrouck with

Results Including 171 Meters of 1.1 g/t Gold and 33.5 g/t Silver (1.7 g/t Gold Equivalent1)

December 13, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (NYSE-A: ANV; TSX: ANV) is pleased to provide highlights from the final drilling of the 2011 season at its wholly owned Hasbrouck project, located five miles south of Tonopah, Nevada. Recent assays indicate extension of mineralization on the east side of the hill and continuity between the Franco and Crossroads zones.

Drilling has confirmed and extended the Franco Zone mineralization, and connected the Crossroads Zone to the Franco Zone. Additionally, mineralization was encountered on the south and east sides of the hill in previously sparsely drilled areas.

Hole 99 was drilled from the Franco Zone to the west towards the Crossroads Zone to fill in the untested area between. This hole encountered additional higher grade material including a 3-meter interval of 8.3 g/t gold and 30.8 g/t silver. Holes 107 and 115 were designed to fan out from the core hole 99 success, and to step out and extend Franco mineralization. These holes successfully encountered additional higher grade material including 171 meters grading 1.1 g/t gold and 33.5 g/t silver.

Project to date, Allied Nevada has drilled 26,095 meters in 116 holes at Hasbrouck. The drill program has been primarily directed towards resource expansion and further definition of the high grade potential. The Company will use the data obtained in the 2011 drill season to complete an updated resource model, which will form the basis for the preliminary economic assessment, due to be completed in the first quarter of 2012.

Hasbrouck mineralization was deposited by an epithermal hot-spring system and is accompanied by pervasive silicification and oxidization, with associated adularia and pyrite. The high-grade mineralization is hosted in intensely silicified, veined, and hydrothermally brecciated sedimentary and tuffaceous volcanic rocks. The property is located approximately 50 miles south of the Round Mountain open pit mine.

The following table includes recent significant intercepts encountered at Hasbrouck:

Hole Id	From meters	To meters	Thickness meters	Grade (g/t)
				Gold	Silver	Gold Equivalent[1]

HSB11-099	229	284	55	0.7	12.0	0.9
including	238	240	3	8.3	30.8	8.9
HSB11-107	50	221	171	1.1	33.5	1.7
including	168	200	32	2.4	35.1	3.1
and	244	274	30	1.2	23.8	1.6
HSB11-115	44	209	165	0.8	19.1	1.2

[1]	Gold equivalent values are calculated using a silver to gold ratio of 57.14:1.

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are picked up on site and validated by Allied Nevada geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold analysis is conducted on 1-assay ton prepped samples with gold determined using industry standard atomic absorption and fire assay methods. Primary silver analysis is by the 1-assay ton gravimetric method.

The technical information contained in this news release has been prepared under the supervision of Kevin Kunkel, Manager of Regional Exploration for Allied Nevada Gold Corp. (AIPG Certified Professional Geologist #11139), who is a Qualified Person as defined by National Instrument 43-101.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This news release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hasbrouck; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hasbrouck; resource estimates; estimates of gold and silver grades; expected timing and results of our resource update and preliminary economic assessment; our exploration program for 2011 and the expected benefits therefrom; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The terms “contained ounces of gold” and “contained ounces of silver” used in this press release are not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable, or that any part or all of mineral deposits in these categories will ever be converted into reserves.

The technical contents of this news release have been prepared under the supervision of Kevin W. Kunkel, Manager of Regional Exploration for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hasbrouck NI 43-101 Technical Report dated August 14, 2006 and filed with SEDAR at www.sedar.com.